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Exhibit 5.2

[LETTERHEAD]

To the Addressees named in the Schedule

10th May, 2004

Dear Sirs

Re:
WH Holdings (Cayman Islands) Ltd. (the "Company")

        We have acted as Cayman Islands legal advisers to WH Holdings (Cayman Islands) Ltd. (the "Company") in connection with the Company's registration statement on Form S-4, including all amendments or supplements thereto (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the exchange offer for all outstanding 9 1/2% Notes (the "Outstanding Notes") due April 1, 2011 for new 9 1/2% Notes (the "Notes") due April 1, 2011 to be registered pursuant to the Registration Statement. We are furnishing this opinion as Exhibit 5.2 to the Registration Statement.

1      DOCUMENTS REVIEWED

        We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1
the Certificate of Incorporation dated 4th April, 2002 and Memorandum and Articles of Association of the Company adopted on 24thJuly, 2002 as amended by a special resolution passed on 11th October, 2002, an ordinary resolution to alter the share capital passed on 31st July, 2003 and special resolutions and an ordinary resolution passed on 1st March, 2004;

1.2
the minutes of the meeting of the board of directors of the Company held on 3rd February, 2004, the minutes of the meeting of the special offering committee of the Company held on 3rd March, 2004, and the corporate records of the Company maintained at its registered office in the Cayman Islands;

1.3
a Certificate of Good Standing issued by the Registrar of Companies in the Cayman Islands (the "Certificate of Good Standing");

1.4
a certificate from a director of the Company a copy of which is annexed hereto (the "Director's Certificate"); and

1.5
the documents listed in the Second Schedule hereto. The documents listed from 1 to 3 in the Second Schedule hereto are collectively referred to as the "Note Documents".

2      ASSUMPTIONS

        The following opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of the Cayman Islands which are in force on the date of this opinion. In giving this opinion we have relied (without further verification) upon the completeness and accuracy of the Director's Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1
the Note Documents and the Notes have been or will be authorised and duly executed and delivered by or on behalf of all relevant parties (other than the Company as a matter of Cayman Islands law) in accordance with all relevant laws (other than the laws of the Cayman Islands);

2.2
the Note Documents and the Notes are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under New York law and all other relevant laws (other than the laws of the Cayman Islands);

2.3
the choice of New York law as the governing law of the Note Documents and the Notes has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York as a matter of New York law and all other relevant laws (other than the laws of the Cayman Islands);

2.4
copy documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals;

2.5
all signatures, initials and seals are genuine;

2.6
the power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws of the Cayman Islands) to enter into, execute, deliver and perform their respective obligations under the Note Documents;

2.7
the Notes will be issued and authenticated in accordance with the provisions of the Indenture;

2.8
no invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Notes; and

2.9
there is nothing under any law (other than the law of the Cayman Islands) which would or might affect the opinions hereinafter appearing. Specifically, we have made no independent investigation of the laws of the State of New York.

3      OPINIONS

        Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1
The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing under the laws of the Cayman Islands.

3.2
The Company has full power and authority under its Memorandum and Articles of Association to enter into, execute and perform its obligations under the Note Documents and the Notes including the issue and offer of the Notes pursuant to the Note Documents and the Registration Statement.

3.3
The execution and delivery of the Note Documents and the issue and offer of the Notes by the Company and the performance of its obligations thereunder do not conflict with or result in a breach of any of the terms or provisions of the Memorandum and Articles of Association of the Company or any law, public rule or regulation applicable to the Company in the Cayman Islands currently in force.

3.4
The execution, delivery and performance of the Note Documents has been authorised by and on behalf of the Company and, assuming the Note Documents have been executed and delivered by any Director or Officer, the Note Documents have been duly executed and delivered on behalf of the Company and constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms.

3.5
The Notes have been duly authorised by the Company and when the Notes are signed in facsimile or manually by a Director on behalf of the Company and, if appropriate, authenticated in the manner set forth in the Indenture and delivered against due payment therefor will be duly executed, issued and delivered and will constitute the legal, valid and binding obligations of the Company enforceable in accordance with their respective terms.

3.6
No authorisations, consents, approvals, licences, validations or exemptions are required by law from any governmental authorities or agencies or other official bodies in the Cayman Islands in connection with:

3.6.1
the issue of the prospectus contained in the Registration Statement;

  3.6.2
  the execution, creation or delivery of the Note Documents by the Company;

  3.6.3
  subject to the payment of stamp duty, the enforcement of the Note Documents against the Company;

  3.6.4
  the offering, execution, authentication, allotment, issue or delivery of the Notes;

  3.6.5
  the performance by the Company of its obligations under the Notes and the Note Documents; or

  3.6.6
  the payment of the principal and interest and any other amounts under the Notes.

3.7
No taxes, fees or charges (other than stamp duty) are payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of:

3.7.1
the execution or delivery of the Note Documents or the Notes;

3.7.2
the enforcement of the Note Documents or the Notes;

3.7.3
payments made under, or pursuant to, the Note Documents; or

3.7.4
the issue, transfer or redemption of the Notes.

  The Cayman Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax.

3.8
The courts of the Cayman Islands will observe and give effect to the choice of New York law as the governing law of the Note Documents and the Notes.

3.9
Based solely on our inspection of the Register of Writs and Other Originating process in the Grand Court of the Cayman Islands from the date of incorporation of the Company there were no actions or petitions pending against the Company in the courts of the Cayman Islands as at close of business in the Cayman Islands on [7th] May, 2004.

3.10
Although there is no statutory enforcement in the Cayman Islands of judgments obtained in the State of New York, the courts of the Cayman Islands will recognise a foreign judgment as the basis for a claim at common law in the Cayman Islands provided such judgment:

3.10.1
is given by a competent foreign court;

3.10.2
imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given;

3.10.3
is final;

3.10.4
is not in respect of taxes, a fine or a penalty; and

3.10.5
was not obtained in a manner and is not of a kind the enforcement of which is contrary to the public policy of the Cayman Islands.

3.11
It is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of the Note Documents or the Notes that any document be filed, recorded or enrolled with any governmental authority or agency or any official body in the Cayman Islands.

3.12
The statements made in the Registration Statement under the heading "Cayman Islands tax consequences" are correct in so far as such statements are summaries of or relate to Cayman Islands law.

4      QUALIFICATIONS

        The opinions expressed above are subject to the following qualifications:

4.1
The term "enforceable" as used above means that the obligations assumed by the Company under the Note Documents and the Notes are of a type which the courts of the Cayman Islands will enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular:

4.1.1
enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to or affecting the rights of creditors;

4.1.2
enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

4.1.3
some claims may become barred under the statutes of limitation or may be or become subject to defenses of set-off, counterclaim, estoppel and similar defenses;

4.1.4
where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of that jurisdiction;

4.1.5
the Cayman Islands court has jurisdiction to give judgment in the currency of the relevant obligation and statutory rates of interest payable upon judgments will vary according to the currency of the judgment. If the Company becomes insolvent and is made subject to a liquidation proceeding, the Cayman Islands court will require all debts to be proved in a common currency, which is likely to be the "functional currency" of the Company determined in accordance with applicable accounting principles. Currency indemnity provisions have not been tested, so far as we are aware, in the courts of the Cayman Islands;

4.1.6
obligations to make payments that may be regarded as penalties will not be enforceable; and

4.1.7
the courts of the Cayman Islands may decline to exercise jurisdiction in relation to substantive proceedings brought under or in relation to the Note Documents in matters where they determine that such proceedings may be tried in a more appropriate forum.

4.2
Cayman Islands stamp duty may be payable if the original Note Documents, the agreements to transfer Notes or the original Notes (not being treated as registered Notes) are brought to or executed in the Cayman Islands.

4.3
To maintain the Company in good standing under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies.

4.4
The obligations of the Company may be subject to restrictions pursuant to United Nations sanctions as implemented under the laws of the Cayman Islands.

4.5
A certificate, determination, calculation or designation of any party to the Note Documents or the Notes as to any matter provided therein might be held by a Cayman Islands court not to be conclusive final and binding if, for example, it could be shown to have an unreasonable or arbitrary basis, or in the event of manifest error.

4.6
In principle a Cayman Islands court will award costs and disbursements in litigation in accordance with the relevant contractual provisions but there remains some uncertainty as to the way in which the rules of the Grand Court will be applied in practice. Whilst it is clear that costs incurred prior to judgment can be recovered in accordance with the contract, it is likely that post-judgment costs

  (to the extent recoverable at all) will be subject to taxation in accordance with Grand Court Rules Order 62.

4.7
We reserve our opinion as to the extent to which a Cayman Islands court would, in the event of any relevant illegality, sever the offending provisions and enforce the remainder of the transaction of which such provisions form a part, notwithstanding any express provisions in this regard.

4.8
We make no comment with regard to the references to foreign statutes in the Note Documents or the Notes.

        We express no view as to the commercial terms of the Note Documents or the Notes or whether such terms represent the intentions of the parties and make no comment with respect to any representations which may be made by the Company.

        This opinion may be relied upon by the addressees only. It may not be relied upon by any other person except with our prior written consent.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Yours faithfully,

/s/  MAPLES AND CALDER

Maples and Calder

FIRST SCHEDULE

UBS Securities LLC
299 Park Avenue
New York, New York 10171
USA

The Bank of New York
101 Barclay St—21W
New York, New York 10286
USA

WH Holdings (Cayman Islands) Limited
P.O. Box 309GT,
Ugland House,
South Church Street,
George Town,
Grand Cayman,
Cayman Islands

SECOND SCHEDULE

1.
Indenture dated as of 8th March, 2004 among the Company, WH Capital Corporation and The Bank of New York as trustee.

2.
Purchase agreement dated 3rd March, 2004 among the Company, WH Capital Corporation and UBS Securities LLC.

3.
Registration rights agreement dated as of 8th March, 2004 among the Company, WH Capital Corporation and UBS Securities LLC.

4.
Registration Statement.

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  Exhibit 5.2